Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

COMMITMENT FOR NEW REVOLVING CREDIT FACILITY

FRISCO, TEXAS, July 10, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has obtained commitments  from a syndicate of thirteen banks for a new five year reserve-based revolving credit facility (the "New Credit Facility") with an initial borrowing base of $700.0 million.  The New Credit Facility is subject to customary closing conditions and will become effective concurrent with the closing of the contribution of certain oil and gas assets by Arkoma Drilling, L.P. and Williston Drilling, L.P., entities owned by Jerry Jones and his family, pursuant to the Contribution Agreement entered into on May 9, 2018 between Comstock and such entities.  The issuance of Comstock common stock in connection with the Jones contribution is being submitted to the Company's stockholders for approval at its upcoming annual meeting to be held on August 10, 2018.

The New Credit Facility was arranged by BMO Capital Markets and has an initial borrowing base of $700.0 million, which will be re-determined on a semi-annual basis.  The New Credit Facility will be secured by substantially all of Comstock's assets and will be administered by Bank of Montreal.  Borrowings under the New Credit Facility will bear interest at the Company's option, at either LIBOR plus 2% to 3% or a base rate plus 1% to 2%, in each case depending on the utilization of the borrowing base.  Comstock will pay a commitment fee of 0.375% to 0.5% on the unused borrowing base.

"We are excited to have completed this part of our refinancing plan and appreciate the support from Bank of Montreal and the other twelve banks comprising our new bank group.  We are looking forward to the August 10th annual meeting when our shareholders will vote on the Jones contribution, the cornerstone of our refinancing plan", stated M. Jay Allison, Chairman and Chief Executive Officer of the Company.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transactions involving the Company.  The proposed contribution will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a definitive proxy statement.  However, such documents are not currently available.  This communication does not constitute a solicitation of any vote or approval.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CONTRIBUTION TRANSACTION.

Investors will be able to obtain a free copy of the proxy statement (when available) and other documents filed with the SEC at the SEC's website at http://www.sec.gov.  In addition, the proxy statement and the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through the Company's website at www.comstockresources.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of Comstock may be deemed "participants" in the solicitation of proxies from stockholders of Comstock in favor of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Comstock in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC.  You can find information about Comstock's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended.

.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of present or historical fact included in this press release, regarding the proposed contribution transaction discussed herein, Comstock's ability to consummate the contribution transaction and the refinancing plan, the benefits of the transaction and Comstock's future financial performance following the transaction are forward looking statements. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.